Exhibit 99.1

AGREEMENT

This Agreement (this “Agreement”) is entered into as of June 14, 2016 by and between Lance Funston (“Funston”), The Lion Fund, L.P. (“TLF”) and Biglari Holdings Inc. (individually, “Holdings” and together with Funston, Biglari and TLF, collectively, the “Parties”) for the purpose of (1) amending and superseding an agreement entered into as of November 14, 2014 between Funston and TLF (the “Original Agreement”) and (2) creating certain obligations pursuant to this Agreement among the Parties.

Recitals

1.      TLF currently holds directly and Beneficially Owns (as defined below) 776,259 shares (the “Aggregate Shares”) of Common Stock of CCA Industries, Inc., a Delaware corporation (the “Company”), and the Aggregate Shares are subject to certain contractual obligations under the Original Agreement.

2.      Funston, Holdings and TLF desire to agree to certain terms and conditions set forth herein regarding the Aggregate Shares and associated matters.

3.      Funston believes that TLF is a significant stockholder of the Company and that Sardar Biglari (“Biglari”), as Chairman and Chief Executive Officer of the general partner of TLF and as Chairman and Chief Executive Officer of Holdings, has a long history with, and a familiarity relating to the business operations of, the Company and that, as a result thereof, the Company would benefit from having Biglari serve on the Board of Directors of the Company (the “Board”).

4.      The Board, subsequent to the execution of the Original Agreement nominated Biglari and Philip L. Cooley (“Cooley”) to the Board.  Biglari and Cooley, the Vice Chairman of Holdings, accepted such nomination and currently serve on the Board.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree as follows:

1.      Transfer of Aggregate Shares.  TLF has requested that Funston consent to the transfer by TLF of the Aggregate Shares to Holdings (the “Transfer”).  Funston hereby consents to the Transfer, in reliance upon and subject to the representations, warranties, covenants and agreements of Holdings and TLF, as set forth herein.  TLF covenants to make the Transfer in accordance with and promptly following execution of this Agreement.

2.      Lock-up.

(a)  Each of TLF and Holdings hereby agrees that continuing through the earliest to occur of (x) January 1, 2019, (y) the execution of a definitive agreement providing for a Company Sale, or the public announcement of a Company Sale, as a result of which stockholders of the Company will receive cash and/or  securities in exchange for or in respect of their shares of Common Stock of the Company having an aggregate per share value (the “Per Share Consideration”) of less than the Put Purchase Price (as defined below), and (z) the occurrence of a Bankruptcy Event (with such earliest date, the “Restricted Period End Date” and with the period commencing with the completion of the Transfer and ending with the Restricted Period End Date constituting the “Restricted Period”), or if earlier, the date that this Agreement is terminated by the written consent of Funston, TLF and Holdings will not, without the prior written consent of Funston, directly or indirectly through any Affiliate or Associate, (i) offer, pledge (other than in connection with margin loans in the ordinary course of business), sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, make any short sale or otherwise dispose of or transfer any of the Aggregate Shares or any securities convertible into or exchangeable or exercisable for the Aggregate Shares, or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Aggregate Shares, whether any such swap or transaction is to be settled by delivery of the Aggregate Shares or other securities, in cash or otherwise. In order to ensure compliance with the restrictions set forth in this Section 2, Holdings agrees that the Company may issue appropriate stop-transfer certificates or instructions with respect to any Aggregate Shares until the Restricted Period End Date.

(b)  During the Restricted Period, each of Holdings and  TLF agrees that neither Holdings nor TLF, individually or through any Affiliate or Associate (as defined below), shall acquire (or propose or agree to acquire), of record or Beneficially (as defined below), by purchase or otherwise, any loans, debt securities, equity securities or assets of the Company or any of its subsidiaries, or rights or options to acquire interests in any of the Company's loans, debt securities, equity securities or assets, other than the Transfer and Holdings’ ownership of the Aggregate Shares following the Transfer; provided, however, the foregoing restriction shall not apply solely as to equity compensation awards for Board or other service to the Company which have been or are approved by the Board.

(c)  For purposes of this Section 2:

(i)
“Company Sale” means a transaction or series of transactions with a party or group of parties acting in concert that involves (A) any merger, consolidation or business combination of the Company and/or its subsidiaries following which the stockholders of the Company immediately prior to such transaction own, directly or indirectly, less than 50% of the shares or other equity interests of the Company or the surviving entity in any such transaction, or (B) any sale of all or substantially all of the assets of the Company and its subsidiaries taken as a whole, whether by merger, consolidation, other business combination, sale, reorganization, exchange or otherwise.

(ii)
“Bankruptcy Event” means (A) the making by the Company or any of its subsidiaries of an assignment for the benefit of creditors or an admission in writing of its inability to pay its debts as they become due, (B) the Company or any of its subsidiaries being adjudicated as bankrupt or insolvent, (C) the appointment of a receiver, liquidator or trustee, or the filing of a petition for the appointment of a receiver, liquidator or trustee, for the Company or any of its subsidiaries or all or a substantial part of their respective assets, (D) the filing of a petition for bankruptcy, reorganization or arrangement pursuant to any federal or state bankruptcy or insolvency law by or against the Company or any of its subsidiaries, or (E) the commencement of a proceeding for the dissolution, liquidation or reorganization of the Company or any of its subsidiaries, provided (in the case of each of clauses (C) through (E)) that, if such appointment, petition or proceeding was involuntary and not consented to by the Company or its subsidiary, the same continues for 60 days without being discharged, stayed or dismissed.

(iii)
The value of any security included in the Per Share Consideration shall be the average of the closing prices of such security on the ten trading days immediately preceding the date of the public announcement of the Company Sale, on the exchange where it is primarily traded or, if such security is not traded on an exchange, as reported by an established quotation service for over-the-counter securities.

(d)  For purposes of this Agreement:

(i)
“Beneficial”, “Beneficially Owns” or “Beneficially” shall have the meanings consistent with the determination of a “beneficial owner” as set forth in Rule 13d-3 under the Securities Exchange Act of 1934 (the “1934 Act”) and pursuant to applicable SEC interpretations, no action letters and positions as well as court decisions interpreting such terms.

(ii)
“Affiliate” (and the associated definition of “control”) shall have the meanings as set forth under Rule 12b-2 under the 1934 Act and pursuant to applicable SEC interpretations, no action letters and positions as well as court decisions interpreting such terms.

(iii)
“Associate” shall have the meanings as set forth under Rule 12b-2 under the 1934 Act and pursuant to applicable SEC interpretations, no action letters and positions as well as court decisions interpreting such terms.

3.      Put Right. Holdings shall have the right, exercisable at any time and from time to time beginning on the Restricted Period End Date and continuing for a period of 30 days thereafter (the “Put Period”), to sell all or a portion of the Aggregate Shares to Funston or an Affiliate of Funston, and Funston will be obligated to, or will cause such Affiliate to, purchase such Aggregate Shares, at a purchase price of $6.00 per share (subject to pro rata adjustment for stock splits and combinations, recapitalizations, stock dividends and similar transactions) (the “Put Purchase Price”). Such rights to sell to Funston or such Affiliate pursuant to this Section 3 are referred to herein as the “Put Right.” Holdings  shall exercise the Put Right by giving written notice of exercise (the “Put Right Notice”) to Funston, which notice shall set forth the number of Aggregate Shares to be purchased by Funston or such Affiliate (the “Put Shares”). Within seven business days after Funston or his Affiliate receives the Put Right Notice, Funston shall, or shall cause such Affiliate to, pay the aggregate Put Purchase Price for the Put Shares to Holdings by check or wire transfer of immediately available funds to an account designated by Holdings . Promptly after Holdings receives such payment, Holdings shall deliver (or arrange for delivery) to Funston or such Affiliate a stock certificate representing the Put Shares (free and clear of any rights, restrictions, liens or encumbrances whatever) purchased by Funston or such Affiliate together with a fully-executed stock power.  Notwithstanding the foregoing, if Holdings exercises the Put Right in connection with a Company Sale, the exercise of the Put Right shall be effective, and the sale of the Aggregate Shares pursuant to the Put Right to Funston or an Affiliate of Funston at a purchase price of $6.00 per share in cash (subject to pro rata adjustment for stock splits and combinations, recapitalizations, stock dividends and similar transactions) shall be subject to and take place immediately prior to, the consummation of the Company Sale, it being understood that if such Company Sale is terminated, the provisions of Section 2 and 4 shall apply until the next Restricted Period End Date occurs and thereby triggers a new Put Period consistent with the provisions of this Section 3.

4.      Voting Agreement. Each of Holdings and TLF agrees during the Restricted Period to vote the Aggregate Shares (i) in favor of any proposal for which the Board has recommended a “For” vote, including a sale of, or acquisition of another business or company by, the Company, and (ii) against any proposal for which the Board has recommended an “Against” vote.

5.      Representations and Warranties of TLF and Holdings.   Each of TLF and Holdings hereby represents and warrants to the Company that:

(a)   each has the full right, power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated hereby, and that all requisite authorizations, consents and government approvals applicable to Holdings and  TLF and associated with the Transfer, and any other transaction contemplated by this Agreement, have been obtained;

(b)  Holdings is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana and is duly authorized, qualified or licensed to do business as a foreign corporation and in good standing in each of the jurisdictions in which Holdings is required to be so qualified, other than jurisdictions in which the failure to so qualify would not have a material adverse effect on Holdings or the ability of TLF and Holdings to effect the Transfer; the Transfer, when effected in accordance with this Agreement, shall have been effected in accordance with all applicable law;

(c)  this Agreement constitutes a legal, valid and binding obligation of each of TLF and Holdings  enforceable against each in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally, general equitable principles, the discretion of courts in granting equitable remedies and matters of public policy;

(d)  the execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly approved in accordance with applicable law and do not and will not violate any obligation of each of TLF, Holdings, or any of their respective Affiliates or Associates;

(e)  prior to the Transfer, TLF (and no other Affiliate or Associate of TLF) owned Beneficially all of the Aggregate Shares free and clear of any rights, restrictions, liens or encumbrances whatsoever; the Aggregate Shares represent all of the equity interests in the Company Beneficially owned by Holdings, TLF and their respective Affiliates and each owns no other (i) interest classified as an equity security of the Company, (ii) securities convertible into or exercisable or exchangeable for any equity security of the Company, or (iii) subscriptions, calls, warrants, options or commitments of any kind or character relating to, or entitling the purchase or acquisition of any equity security of the Company, other than equity compensation awards for Board or other service to the Company approved by the Board; and

(f)  there are no claims, actions, causes of action, demands, lawsuits, arbitrations, inquiries, audits, notices of violation, proceedings, litigation, citations, summonses, subpoenas or investigations of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity (each, an “Action”), pending or, to the knowledge of Holdings and  TLF , threatened that challenge, seek to prevent, enjoin or otherwise delay the Transfer or the transactions contemplated by this Agreement.

(g)  all material ownership and management relationships among Biglari, TLF and Holdings as of the date hereof are as set forth in the filings with respect to Holdings with the U.S. Securities and Exchange Commission as of the date hereof.

6.      Representations and Warranties of Funston. Funston has the full right, power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement constitutes a legal, valid and binding obligation of Funston, enforceable against him in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally, general equitable principles, the discretion of courts in granting equitable remedies and matters of public policy. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein do not and will not violate any obligation of Funston. Funston will acquire the Put Shares for his own account as principal, not as a nominee or agent, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof in whole or in part and no other person or entity will have a direct or indirect beneficial interest in the Put Shares. Funston has the financial ability to bear the economic risk of his investment, has adequate means for providing for his current needs and personal contingencies and has no need for liquidity with respect to his investment in the Company. Funston has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Put Shares. At all times during the term of this Agreement, Funston will have sufficient, liquid funds necessary to purchase the Aggregate Shares for the aggregate Put Purchase Price.

7.      Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules in that or any other jurisdiction. Each of the parties hereto knowingly, voluntarily and intentionally waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement. The parties agree, solely in respect of the interpretation and enforcement of the provisions of this Agreement, to submit to the exclusive jurisdiction of, and to waive any objection as to venue in, the federal or state courts located in the County of New Castle, State of Delaware.

8.      Amendments; Modifications; Supplements. This Agreement and any other documents executed in connection herewith or referred to herein set forth the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersede all prior or contemporaneous agreements, inducements, conditions or understandings, oral or written, or express or implied, with respect to the subject matter hereof. Holdings shall be obligated for, and promptly reimburse Funston, for all documented out-of-pocket legal costs incurred by Funston (not to exceed $10,000) in connection with this Agreement.  This Agreement may only be amended, modified or supplemented by an agreement in writing signed by all parties hereto.

9.      No Waiver; Cumulative Remedies. No failure or delay on the part of either party in exercising any right, power, or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any other right, power, or remedy hereunder. No waiver of any provision hereof shall be effective unless the same shall be in writing and signed by the party granting such waiver. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

10.    Headings. The various headings in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

11.    Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

12.    Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all the signatures on such counterparts appeared on one document, and each such counterpart shall be deemed to be an original. Delivery of a photocopy or facsimile of an executed counterpart of a signature page to this Agreement shall be as effective as a delivery of a manually executed counterpart of this Agreement.

13.    Binding Effect; Assignment. This Agreement is binding upon and inures to the benefit of the parties hereto, and their respective successors and assigns, except that neither party shall have the right to assign its rights or obligations hereunder to a third party without the other party’s prior written consent.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

/s/ Lance Funston
Lance Funston

[Signature Page to Agreement]

THE LION FUND, L.P.

By:	Biglari Capital Corp., its general partner

By:	/s/ Sardar Biglari
	Name:	Sardar Biglari
	Title:	Chairman and Chief Executive Officer

BIGLARI HOLDINGS INC.

By:	/s/ Sardar Biglari
	Name:	Sardar Biglari
	Title:	Chairman and Chief Executive Officer

[Signature Page to Agreement]